Exhibit 99.3

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION AND NON-GAAP RECONCILIATION

2018 REVISED SEGMENT DATA AT 2019 FIXED CURRENCY EXCHANGE RATES

(unaudited)

(millions)	2018

	First Quarter Ended March 31	Second Quarter Ended June 30	Third Quarter Ended September 30	Fourth Quarter Ended December 31	Twelve Months Ended December 31
Net Sales
Global Industrial	$1,190.2	$1,290.2	$1,348.5	$1,391.3	$5,220.2
Global Institutional	1,187.0	1,277.5	1,304.9	1,296.6	5,066.0
Global Energy	826.5	831.0	859.4	871.9	3,388.8
Other	192.4	216.8	227.4	219.1	855.7
Subtotal at fixed currency	3,396.1	3,615.5	3,740.2	3,778.9	14,530.7
Effect of foreign currency translation	74.8	74.1	7.0	(18.4)	137.5
Total reported GAAP net sales	$3,470.9	$3,689.6	$3,747.2	$3,760.5	$14,668.2

Operating Income
Global Industrial	$122.0	$162.8	$212.8	$226.8	$724.4
Global Institutional	195.7	247.0	286.6	278.0	1,007.3
Global Energy	68.6	86.4	88.9	94.6	338.5
Other	27.0	39.0	48.0	46.0	160.0
Corporate	(68.2)	(54.0)	(121.3)	(60.1)	(303.6)
Subtotal at fixed currency	345.1	481.2	515.0	585.3	1,926.6
Effect of foreign currency translation	9.2	13.4	1.2	(3.4)	20.4
Total reported GAAP operating income	$354.3	$494.6	$516.2	$581.9	$1,947.0

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.  The table also reflects other immaterial segment changes, primarily cost allocations.

The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.